Exhibit 99.1

FOR IMMEDIATE RELEASE      Investor Contacts:         Press Contact:
                           Barry Erdos                Samantha Kain
                           President and COO          Paul Wilmot Communications
                           Bluefly, Inc.              212-206-7447 ext. 25
                           212-944-8000 ext. 360      skain@greatpress.com
                           barry.erdos@bluefly.com

                   BLUEFLY REPORTS SECOND QUARTER 2008 RESULTS

                              8% Growth in Revenue

NEW YORK - August 13, 2008 - Bluefly, Inc. (NASDAQ Capital Market: BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), today announced strong growth in revenue and continued strong gross profit for the second quarter 2008.

Highlights for the second quarter included:

    o Revenue increased by approximately 8% to $23.3 million from $21.6 million in the second quarter 2007.

    o Gross profit increased by approximately 8% to $9.1 million from $8.5 million in the second quarter 2007.

    o Gross margin remained relatively unchanged at 39.0% from 39.2% in second quarter 2007, however the gross margin dollars per order increased to $68.11 in the second quarter of 2008 compared to $66.53 in the second quarter of 2007.

    o  Operating loss decreased to $1.9 million compared to $2.2 million.

    o Net loss decreased to $2.0 million from $2.1 million. Loss per share decreased to $0.15 per share (based on 13.3 million weighted average shares outstanding after preferred stock dividends) from $0.16 per share (based on 13.1 million weighted average shares outstanding after preferred stock dividends).

    o Average order size remained relatively unchanged at $285.14 in 2008 compared to $284.01 in 2007.

    o  Inventory declined by $3.2 million since December 2007.

"We are pleased with the solid first half growth that we have experienced, especially in the second quarter." said Melissa Payner, Bluefly's Chief Executive Officer. "We continue to see strength in the business as a result of better operational flow attributed to the warehouse move and increased traffic to the Site with the launch of Project Runway Season 5. Given the challenges that retailers are facing in this macro-economic environment, we believe we are well positioned for a strong second half."

The company will host a conference call webcast to discuss its second quarter today at 5:00 p.m. Investors can access the webcast at www.investor.bluefly.com.

About Bluefly, Inc.

Founded in 1998, Bluefly, Inc. (NASDAQ Capital Market: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute "forward-looking statements," usually containing the words "believe," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. These risks and uncertainties include, but are not limited to, the Company's ability to execute on, and gain additional revenue from, its marketing initiatives; the Company's history of losses and anticipated future losses; the Company's need to raise additional capital to grow its business; the risk associated with the Company's transition to a new technology platform; the potential failure to forecast revenues and/or to make adjustments to operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce market; the availability of merchandise; the Company's dependence on one supplier for a material portion of its inventory; risks associated with the acquisition of inventory from foreign markets, including currency fluctuations; the need to further establish brand name recognition; management of potential growth; and risks associated with the Company's ability to handle increased traffic and/or continued improvements to its Web site.

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                                                                    Exhibit 99.1

CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

                                                                Three Months Ended

                                                             June 30,           June 30,
                                                               2008               2007
                                                           -----------        -----------
Net sales                                                  $23,334,000        $21,608,000
Cost of sales                                               14,236,000         13,145,000
                                                           -----------        -----------
  Gross profit                                               9,098,000          8,463,000
  Gross profit percentage                                        39.0%              39.2%

Selling and fulfillment expenses                             4,523,000          4,546,000
Marketing expenses                                           2,926,000          2,712,000
General and administrative expenses                          3,590,000          3,454,000
                                                           -----------        -----------
      Total operating expenses                              11,039,000         10,712,000

  Operating loss                                            (1,941,000)        (2,249,000)

Interest income                                                 13,000            169,000

Interest expense                                              (108,000)           (62,000)
                                                           -----------        -----------

Net loss                                                   $(2,036,000)       $(2,142,000)
                                                           -----------        -----------

Preferred stock dividends                                      (11,000)           (11,000)
Deemed dividends related to beneficial conversion
  feature on Series F Preferred Stock                               --                 --
                                                           -----------        -----------

Net loss available to common shareholders                  $(2,047,000)       $(2,153,000)
                                                           -----------        -----------

Basic and diluted net loss per share
  (after preferred stock dividends)                             $(0.15)            $(0.16)
                                                           ===========        ===========

Weighted average shares outstanding                         13,269,123         13,050,890
                                                           ===========        ===========

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

                                                                    Exhibit 99.1

SELECTED BALANCE SHEET DATA & KEY METRICS- UNAUDITED

                                                               June 30, 2008     December 31, 2007
                                                               -------------     -----------------
Cash                                                              $2,591,000            $6,730,000
Inventories, net                                                  25,255,000            28,492,000
Prepaid Inventory                                                    106,000               294,000
Other Current Assets                                               3,976,000             3,295,000
Property & Equipment, net                                          6,784,000             6,019,000
Current Liabilities                                               15,041,000            17,922,000
Shareholders' Equity                                              23,861,000            27,037,000

                                                                Three Months          Three Months
                                                                   Ended                 Ended
                                                               June 30, 2008         June 30, 2007
                                                               -------------         -------------
Average Order Size (including shipping & handling revenue)           $285.14               $284.01
Customers Added During Period                                         45,674                45,102

                                     -more-

                                                                    Exhibit 99.1
CONDENSED STATEMENTS OF CASH FLOWS

                                                                   Three Months           Three Months
                                                                      Ended                   Ended
                                                                   June 30, 2008          June 30, 2007
                                                                 -----------------      -----------------
                                                                    (Unaudited)            (Unaudited)
Cash flows from operating activities:
Loss from operations                                                 $(2,036,000)          $(2,142,000)
Adjustments to reconcile loss from operations
  to net cash used in operating activities:
    Depreciation and amortization                                        494,000               413,000
    Provisions for returns                                            (1,622,000)           (1,128,000)
    Bad debt expense                                                     142,000               143,000
    Stock options expense                                                848,000             1,506,000
    Reserve for inventory obsolescence                                   200,000               100,000
    Changes in operating assets and liabilities:
     (Increase) decrease in:
      Inventories                                                      1,225,000             2,952,000
      Accounts receivable                                                618,000             1,131,000
      Prepaid inventory                                                   34,000              (191,000)
      Prepaid expenses                                                   (31,000)             (120,000)
      Other current assets                                               (61,000)             (100,000)
     (Decrease) increase in:
      Accounts payable and other long-term liabilites                   (624,000)             (892,000)
      Accrued expenses and other current liabilities                    (917,000)             (187,000)
      Deferred revenue                                                  (218,000)              (48,000)
                                                                     -----------           -----------
                                                                      (1,948,000)            1,677,000
      Net cash provided by (used in) operating activities

Cash flows from investing activities:

Purchase of property and equipment                                      (975,000)           (1,321,000)
                                                                     -----------           -----------
      Net cash (used in) investing activities                           (975,000)           (1,321,000)
                                                                     -----------           -----------
Cash flows from financing activities:
Net proceeds from exercise of Stock Options                                   --                16,000
                                                                     -----------           -----------

                                                                              --                16,000

      Net cash provided by provided by financing activities                   --                16,000
                                                                     -----------           -----------

                                                                    Exhibit 99.1

Net increase in cash and cash equivalents                                (2,923,000)              372,000
Cash and cash equivalents - beginning of period                           5,514,000            14,254,000
                                                                     --------------          ------------
      Cash and cash equivalents - end of period                      $    2,591,000        $   14,626,000
                                                                     --------------          ------------